EXHIBIT 99.1

Contact:
Media:	Investors:
Perri Richman	Zac Nagle
(732) 319-1024, prichman@irco.com	(704) 990-3913, investorrelations@irco.com

Ingersoll Rand Announces
Chief Financial Officer Succession Plan

•	Senior vice president and chief financial officer Susan K. Carter announces plans to retire in 2020
•	Vice president and chief accounting officer Christopher J. Kuehn named as successor

SWORDS, Ireland, December 10, 2019 – Ingersoll-Rand plc (NYSE: IR) today announced that Susan K. Carter, senior vice president and chief financial officer of Ingersoll Rand, has communicated her planned retirement in 2020, in conjunction with the close of the Reverse Morris Trust (RMT) transaction with Gardner Denver Holdings, Inc. Christopher J. Kuehn will succeed Carter as senior vice president and chief financial officer of the pure-play climate company, effective upon the close of the transaction expected in early 2020. He will report directly to Chairman and CEO, Michael W. Lamach.

Carter has served as chief financial officer of Ingersoll Rand since 2013, including responsibility for business development. She was instrumental in the planning and execution of the RMT transaction, and will stay on through the transaction close to ensure the smooth completion of the deal and a seamless transition with Kuehn.

“Sue has played an instrumental leadership role in our financial success and in the execution of strategic acquisitions and transactions that have shaped our company and our future,” said Lamach. “Since Sue joined Ingersoll Rand, she has built a tremendous finance team with deep expertise across the board, developed strong investor relationships, and has significantly contributed to our strong shareholder value creation.”

Lamach added: “I’m grateful to Sue for her many contributions, including preparing for a chief financial officer succession plan that we are now executing with great confidence. On behalf of everyone at Ingersoll Rand, I congratulate Sue on a distinguished career and wish her all the best in her well-deserved retirement. I look forward to continuing to work closely with her until her retirement in 2020.”

“I have enjoyed the privilege of working with an extraordinary leadership team that has enhanced customer and shareholder value,” said Carter. “I love working at this great company and am fortunate to have developed a strong successor which enables my retirement. I have great confidence in Chris and the company’s ability to continue delivering strong financial results and shareholder returns.”

Since joining Ingersoll Rand in 2015, Kuehn has served as vice president and chief accounting officer, and as an elected officer of the company. Over time, he has assumed additional oversight responsibility for global financial planning and analysis, and finance within the company’s business units. Working closely with Carter, he has played an integral role in guiding and prioritizing the company’s investments, building strong accounting and finance organizations, and providing financial leadership to the company’s business and executive leadership teams.

Over his 25-year career, Kuehn has held a number of executive leadership positions, including vice president, corporate controller and chief accounting officer for Whirlpool Corporation. Prior to Whirlpool, he was the chief financial officer for the HVAC segment of SPX Corporation and held leadership positions with PricewaterhouseCoopers. Chris earned a B.S. in accounting from the University of New York College of Geneseo and an M.B.A. from the University of Rochester. He is also a CPA.

“At Ingersoll Rand, we pride ourselves on a strong pipeline of executive talent, and Chris is a great example,” said Lamach. “Over the past several years, he has proven to be a strong advisor to me and our businesses, and a credible voice with our financial partners. He will be an outstanding addition to our enterprise leadership team.”

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About Ingersoll-Rand
Ingersoll Rand (NYSE: IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands — including Club Car®, Ingersoll Rand®, Thermo King® and Trane® — work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.

This news release includes “forward-looking statements,” which are statements that are not historical facts. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from our current expectations. Such factors include, but are not limited to, statements that relate to the proposed Reverse Morris Trust transaction with Gardner Denver Holdings, Inc. (GDI). These forward-looking statements are based on GDI’s and Ingersoll Rand’s current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from GDI’s and Ingersoll Rand’s current expectations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the stockholders of GDI may not be obtained; (2) the risk that the proposed transaction may not be completed on the terms or in the time frame expected by Ingersoll Rand or GDI, or at all, (3) unexpected costs, charges or expenses resulting from the proposed transaction, (4) uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the businesses of GDI and Ingersoll Rand Industrial, or at all, (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in the combined company and ClimateCo achieving revenue and cost synergies; (8) inability of the combined company and ClimateCo to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transaction; (10) the risk that stockholder litigation in connection with the proposed transaction or other settlements or investigations may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, (11) evolving legal, regulatory and tax regimes; (12) changes in general economic and/or industry specific conditions; (13) actions by third parties, including government agencies; and (14) other risk factors detailed from time to time in Ingersoll Rand’s and GDI’s reports filed with the SEC, including Ingersoll Rand’s and GDI’s annual reports on Form 10-K and subsequent 10-Qs. We assume no obligation to update these forward-looking statements.